Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211

MARINEMAX REPORTS RECORD THIRD QUARTER RESULTS
- Revenue grows 38%
- Net income increases 27%

CLEARWATER, FL, July 27, 2006 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced record results for its third quarter of fiscal 2006.

Revenue grew 37.6% to $421.3 million for the quarter ended June 30, 2006 from $306.1 million for the comparable quarter last year. Same-store sales increased 1.2%, following a 37.0% increase in the same quarter last year. The remaining growth came from stores opened or acquired that are not eligible for inclusion in the same-store sales base. Net income increased 26.7% to $17.5 million, or $0.90 per diluted share, from net income of $13.8 million, or $0.74 per diluted share, for the third quarter of fiscal 2005.

Revenue grew 23.8% to $889.9 million for the nine-month period ended June 30, 2006 compared with $718.7 million for the comparable period in fiscal 2005. Same-store sales increased 4.1% on top of a 22.5% increase in the year ago period. The remaining growth came from stores opened or acquired that are not eligible for inclusion in the same-store sales base. Net income for the nine-months ended June 30, 2006 was $26.8 million, or $1.42 per diluted share, compared with net income of $23.7 million, or $1.33 per diluted share, for the comparable period last year.

The Company’s results for the nine-month period ended June 30, 2006 include after-tax expenses of approximately $700,000, or $0.04 per diluted share, for direct costs associated with Hurricane Wilma. Additionally, beginning this fiscal year, the Company began expensing stock options as required by Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.” During the three and nine-months ended June 30, 2006, the Company recorded compensation expense for stock options of approximately $800,000 and $2.0 million respectively, both after-tax, or $0.04 and $0.11 per diluted share, respectively. Excluding these charges, net income for the three and nine-months ended June 30, 2006 increased 31.9% and 24.4%, respectively.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “I am pleased with our third quarter results and the performance of our team, especially given softer economic conditions, as cited by many retailers and marine industry manufacturers. Our strong performance is the result of incremental same-store sales growth despite the very difficult comparison to an unusually strong 37% same-store sales increase in the third quarter of last year, as well as very positive performance from the acquisitions we completed this year. While it is true that it is a more challenging environment for the marine industry, the premium segment and the larger products, which is where MarineMax is focused, historically have been more resilient than the rest of the industry.”

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Mr. McGill continued, “Our team will continue to strive for impressive results despite less than perfect market conditions. We also are mindful that weaker economic conditions historically have benefited MarineMax by enabling us to increase market share and acquire dealers. Our formidable balance sheet becomes a greater asset in challenging times. While the near term is likely to present additional challenges, we intend to capitalize on the challenges and turn them into opportunities for the short and long-term. With our proven team members, operating efficiencies, leading manufacturers, premium brands, superior locations and service, and loyal and affluent customer base, we remain confident that our long-term strategies will allow us to continue to grow revenue, profits and gain additional market share while providing the best lifestyle experience to our boating enthusiasts.”

MarineMax is updating its fiscal 2006 guidance to the range of $2.08 to $2.13 per diluted share, including an estimated charge of $0.15 per diluted share, based on current assumptions related to stock-based compensation expense as required by Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” from the range of $2.05 to $2.13 per diluted share.

Based on current business conditions, retail trends and other factors, for fiscal 2007 the Company expects earnings per diluted share to be in the range of $2.15 to $2.25. The Company’s 2007 guidance assumes same-store sales growth in the mid single digits. The Company’s guidance excludes the impact from any potential material acquisitions that it may complete.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Grady White, Ferretti Yachts, Pershing, Riva, Mochi Craft, Apreamare and Bertram the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 85 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the strength of our products and the performance of our team; our competitive position in the boating market; the success of our strategies; our ability to capitalize on improving industry trends; our ability to continue long-term growth; our ability to achieve market share gains and increase stockholder value; and our earnings guidance for fiscal 2006 and fiscal 2007. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K/A and other filings with the Securities Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue	$421,348	$306,141	$889,919	$718,713
Cost of sales	321,089	235,475	676,737	548,906

Gross profit	100,259	70,666	213,182	169,807
Selling, general, and administrative expenses	65,229	45,903	155,789	123,964

Income from operations	35,030	24,763	57,393	45,843
Interest expense	5,900	2,267	12,955	7,355

Income before income tax provision	29,130	22,496	44,438	38,488
Income tax provision	11,607	8,661	17,663	14,818

Net income	$17,523	$13,835	$26,775	$23,670

Basic net income per common share	$0.95	$0.79	$1.49	$1.43

Diluted net income per common share	$0.90	$0.74	$1.42	$1.33

Weighted average number of common shares used in computing net income per common share:
Basic	18,476,365	17,438,739	17,930,991	16,571,563

Diluted	19,426,294	18,633,251	18,900,843	17,806,010

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30,	June 30,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,213	$21,761
Accounts receivable, net	80,548	40,204
Inventories, net *	435,661	297,867
Prepaid expenses and other current assets	9,305	7,472
Deferred tax assets	3,859	4,548

Total current assets	557,586	371,852
Property and equipment, net	122,794	95,018
Goodwill and other intangible assets, net	116,101	56,172
Other long-term assets	4,847	260

Total assets	$801,328	$523,302

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$34,206	$56,054
Customer deposits	28,512	19,996
Accrued expenses	33,137	23,263
Short-term borrowings	315,000	114,500
Current maturities of long-term debt	4,515	3,548

Total current liabilities	415,370	217,361
Deferred tax liabilities	12,187	10,525
Long-term debt, net of current maturities	33,790	24,173

Total liabilities	461,347	252,059
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at June 30, 2006 and 2005	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 18,733,778 and 17,575,155 shares issued and outstanding at June 30, 2006 and 2005, respectively	19	18
Additional paid-in capital	154,353	123,660
Retained earnings	187,699	150,768
Deferred stock compensation	—	(2,585)
Accumulated other comprehensive income	690	—
Treasury stock, at cost, 105,400 and 30,000 shares held at June 30, 2006 and June 30, 2005, respectively	(2,780)	(618)

Total stockholders’ equity	339,981	271,243

Total liabilities and stockholders’ equity	$801,328	$523,302

* - Inventories include approximately $84 million associated with the Port Arrowhead Group and Surfside-3 Marina acquisitions completed during the March 2006 quarter.

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